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Exhibit 10.9

March 12, 2003

Mr. Michael O'Donnell
78 Princeton Street
Arlington, MA 02474

Dear Michael:

        This letter shall set forth the rights and responsibilities of Artisoft, Inc. (the "Company" or "Artisoft") and Michael O'Donnell ("you" or "Mr. O'Donnell") with respect to the termination of your employment with Artisoft, Inc. on February 28, 2003. This letter constitutes the Notice of Termination pursuant to Paragraph 4 of the Severance Agreement ("Agreement") entered into on February 21, 2001.

        Pursuant to the Agreement, your position, duties and responsibilities as Chief Financial Officer officially terminated on February 28, 2003 after the occurrence of a Change of Control for which you will receive compensation and benefits as set forth below:

        1.    Termination of Employment.    Your employment will end on February 28, 2003 (the "Termination Date"). By signing this Agreement, you acknowledge receipt of all wages, commissions/bonuses, and unused, accrued vacation due through and including the Termination Date.

        2.    Severance Package.

            a.    Severance Pay.    You shall receive a lump sum payment of $152,700.08 representing severance pay equal to one (1) years worth of salary, less all applicable deductions and regular withholdings. This payment will be issued on April 1, 2003.

            b.    Accrued Vacation.    You shall receive a lump sum payment equal to $6,101.84, equal to your unused, accrued vacation time through February 28, 2003 (82.12 hours). This amount is subject to normal tax withholding, according to the law, and will be paid to you in the March 7, 2003 payroll.

            c.    Benefit Continuation.    Pursuant to Paragraph 3.1(b)(iii) of the Severance Agreement, the following benefit programs will be continued, at the Company's expense, for a period of twelve (12) months following the Termination Date. The effective termination date of all benefit programs will be February 28, 2004.

      i.
      Dental Insurance

      ii.
      Basic Life and AD&D Insurance

      iii.
      Executive Life Insurance

      iv.
      Short and Long Term Disability Insurance

    Please note that the medical insurance benefit is not included in this Agreement, as you had elected to waive that coverage.

    Corporate parking garage access will continue through March 31, 2003. Should you need to come in to the office at any time during April 1, 2003 and February 28, 2004, the Company will validate your parking ticket for that day.

          d.     After February 28, 2004, you will be eligible to continue your group dental coverage under the Consolidated Omnibus and Budget Reconciliation Act (COBRA), which allows you to continue these benefits at a rate equal to 102% of the Company's costs for these benefit coverages.

        3.    Company Property.    By signing this Agreement, you agree and acknowledge that you have returned to the Company all originals and copies of Company documents and all Company property, including without limitation, computer equipment, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, and any similar information.

        4.    Continuing Obligations.

          a.     It is important to remember that your Nondisclosure and Nonsolicitation Agreement ("Nondisclosure Agreement") and Ownership and Protection of Intellectual Property Agreement ("Intellectual Property Agreement") with Artisoft contain fiduciary obligations that continue after the termination of your employment with respect to Artisoft's Proprietary Information and Confidential Information. Under these Agreements, you have a continuing obligation to keep this information confidential. All information concerning the business of Artisoft shall be considered confidential information including, without limitation, corporate information, plans, strategies, tactics, policies, procedures and practices, marketing information and plans, financial information and business forecasts, operational information, personnel information, and customer information. In addition, under the Intellectual Property Agreement, you have an obligation to disclose and assign "Developments", as that term is defined in the Intellectual Property Agreement, which result from your work at Artisoft.

  In addition, under Paragraph 2 of the Nondisclosure Agreement, you are contractually prohibited for a period of twelve (12) months from hiring, attempting to hire, assisting in the hire or in any other way encouraging any Artisoft employee to terminate his or her employment with Artisoft.

        5.    General Release of Claims.

          a.     By signing this Agreement, on behalf of yourself and your spouse, heirs, executors, administrators, trustees, legal representatives, and assigns, you hereby forever release and discharge the Company, its predecessors and successors, and each of its past and present parent corporations, divisions, subsidiaries, affiliates, assigns, officers, directors, employees, consultants, shareholders, partners, attorneys, and agents (any or all of which are referred to as the "Releasees") from any and all claims, demands, liabilities, actions, and causes of action of every name and nature, whether known or unknown, which could have been asserted from the beginning of the world to the date on which you sign this Agreement.

          b.     This release includes, but is not limited to, (i) any claims for breach of contract, whether express or implied; (ii) any claims for reemployment, salary, wages, bonuses, vacation pay, benefits, or other compensation of any kind; (iii) any claims for harassment, discrimination, or retaliation in employment, including but not limited to any claims under Title VII of the Civil Rights of 1964, Massachusetts General Laws Chapter 151B, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any other federal, state, or local statute, ordinance, regulation, or common law relating to harassment, discrimination, or retaliation in employment; (iv) any claims under any other federal, state, or local statutes, ordinances, or regulations; (v) any claims based in tort; (vi) any other common-law claims; and (vii) any claims for costs or attorneys' fees.

          c.     This release is intended to comply with the Older Worker's Benefit Protection Act of 1990 ("OWBPA") with regard to the Employee's waiver of rights under the Age Discrimination in Employment Act of 1967 U.S.C. § 621 et seq. ("ADEA"). The employee understands and acknowledges that he is specifically waiving any and all rights and claims under the ADEA.

          d.     This release shall not be construed to impair your right to enforce the terms of this Agreement.

        6.    Non-Filing of Complaints or Charges.    By signing this Agreement, you acknowledge that you have not filed any complaints, charges, or claims for relief against any of the Releasees with any local, state, or federal court or administrative agency.

        7.    Confidentiality of Agreement.    You agree to keep the terms and amount of this Agreement completely confidential, and not to disclose any such matters to anyone, in words or in substance, except as set forth in this section. Notwithstanding the foregoing, you may disclose the terms and amount of this Agreement (a) to your immediate family, attorney, and/or accountant, provided that you shall first obtain any such person's agreement to keep any such matters completely confidential and not to disclose any such matters to anyone; and (b) to the extent required by law or to the extent necessary to enforce your rights under this Agreement.

        8.    Non-Disparagement.    You agree not to make any statement, written or oral, which disparages the Company, its services or products, or any of its directors, officers, employees, or agents.

        9.    Cooperation.    You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which may be brought against or on behalf of the Company which relate to events or occurrences that transpired during your employment with the Company. Your full cooperation in connection with such claims or actions shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times designated by the Company. You agree that, except to the extent required by law, you will not voluntarily disclose any information to any person, party, or entity that is adverse to the Company and you will maintain the confidences and privileges of the Company. The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with cooperation pursuant to this section, subject to reasonable documentation.

        10.    Binding Nature of Agreement.    This Agreement shall be binding upon the parties, their heirs, administrators, representatives, executors, successors, and assigns.

        11.    Use of the Agreement as Evidence; Liability.    This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding (a) in which one of the parties alleges a breach of the terms of this Agreement, or (b) in which one of the parties elects to use this Agreement as a defense to any claim. This Agreement shall not constitute an admission or acknowledgment of liability or wrongdoing on the part of any or all of the Releasees.

        12.    Consequences of Breach.    You understand and agree that the Company may terminate your continued eligibility for Severance Pay and immediately recover all Severance Pay payments previously made to you if you violate this Agreement.

        13.    Entire Agreement.    With the exception of your Employee Confidentiality Agreement, the Stock Option Plan, and the Stock Option Certificate, which shall remain in effect, this Agreement is the entire agreement between the Company and you and all previous agreements or promises between the Company and you are superseded and void. This Agreement may be modified only by a written agreement signed by you (or your executor) and an officer of the Company.

        14.    Acknowledgement and Other Terms.

          a.     You are advised to consult with an attorney before signing this Agreement.

          b.     You have forty-five (45) days from the day you receive this Agreement to review and sign it. If you choose, you may sign this Agreement before the expiration of the forty-five (45) day period. In the event that you sign and return this Agreement in less than 45 days, you agree and acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire forty-five (45) day period.

          c.     You will have seven (7) days after signing this Agreement to revoke your decision by delivering a written notice of revocation to the Company. To be effective, such written notice of revocation must be received by Janet Carlson, Manager of Human Resources, at the Company within the seven (7) day revocation period. The Company acknowledges that this Agreement shall not become valid or enforceable until the expiration of the seven (7) day revocation period.

          d.     By signing this Agreement, you acknowledge that you have carefully read and fully understand all its provisions, and that you are signing it voluntarily. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

          e.     In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. The laws of Massachusetts will govern any dispute about this Agreement. If for any reason any part of this Agreement shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.

If you agree to these terms, please sign and date this Agreement below and return it to me within forty-five (45) days.

Sincerely,
Artisoft, Inc.
By:	/s/ JANET L. CARLSON Janet L. Carlson Manager of Human Resources

Accepted and Agreed to:

/s/ MICHAEL O'DONNELL Michael O'Donnell
Date: 3/12/03

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